Exhibit 18

July 27, 2005

Avista Corporation

1411 East Mission

Spokane, Washington 99220

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2005, of the facts relating to the change in the date of the annual impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, from March 31st to November 30th. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Avista Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Avista Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004.

Yours truly,

/s/ Deloitte & Touche LLP

Seattle, Washington